Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT, dated as of the 9th day of August, 2007, is between Penn-America Insurance Company, a Pennsylvania corporation with its principal offices in Bala Cynwyd, PA (the “Company”) and Raymond H. McDowell, an individual residing at 7 Splitrail Lane, Medford, New Jersey (the “Executive”).
     WHEREAS, the Company desires that Executive be employed by the Company in the capacity of President of the Penn-America Insurance Group; and
     WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:
     1. TERM OF EMPLOYMENT; RENEWAL. The Company agrees to employ the Executive and the Executive accepts employment with the Company for the period commencing as of September 4, 2007 (the “Effective Date”) and ending on December 31, 2011 (such initial period, as extended below, shall be referred to as the “Employment Term”). The term of this Agreement will automatically renew at the expiration of the then current term for an additional one-year period unless, at least one hundred and twenty (120) days prior to the expiration date of the then current term, either party shall give written notice of non-renewal to the other, in which event this Agreement shall terminate at the end of the term then in effect. To the extent that the Executive continues employment with the Company or any Affiliate (as defined below) following the expiration of the Term, and without having reached agreement on a new written agreement, the Executive shall be an employee at will and none of the provisions of this Agreement shall apply other than Sections (6) and(7) hereof.
     2. POSITION AND DUTIES. The Executive shall serve as the President of the Company’s Penn-America Insurance Group, reporting to the President and Chief Executive Officer (“CEO”) of United America Indemnity Group, Inc. (“UAIGI”) and shall have such authority and duties, consistent with such position, as may from time to time be specified by the CEO or the Board of Directors (the “Board”) of United America Indemnity, Ltd. (“UAI, Ltd.”) At the request of the CEO or Board, the Executive shall also serve, without additional compensation, as an officer or director of any Affiliates of the Company that are involved in the business of the Company and/or its Affiliates. For purposes hereof, an “Affiliate” means any company that is controlled by, under common control with, or that controls the Company. The Executive’s principal place of business shall be at the Company’s principal executive offices in Bala Cynwyd, Pennsylvania, subject to business travel.
     3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote his business time, energies and talents to the business of the Company and shall comply with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all Company employees or senior executives as adopted by the Board from time-to-time. The Executive first shall obtain the consent of the Board in writing before engaging in any other business or commercial activities, duties or pursuits. Notwithstanding the foregoing, nothing shall preclude the Executive from (i) engaging in charitable activities and community affairs and (ii) managing his personal investments and affairs.
     4. COMPENSATION.
          (a) ANNUAL DIRECT SALARY. During the term of this Agreement, as compensation for services rendered to Company under this Agreement while Executive is employed with the Company, the Executive shall be entitled to receive from the Company an annual direct salary of not less than $300,000 per year, subject to all applicable federal, state and/or local tax and other withholdings, commencing as of your date of employment (the “Annual Direct Salary”). Executive’s Annual Direct Salary shall be payable in substantially equal biweekly installments, and shall be prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the CEO and/or Board in April of each year this Agreement is in effect and may be adjusted in the discretion of the CEO and/or Board after taking into account the prevailing market value of the position and the then current pay increase practice of the Company. In no event shall the Annual Direct Salary be decreased without the express written consent of the Executive.
          (b) SIGNING BONUS. Upon his commencement of employment, the Executive shall receive a “signing bonus” consisting of the following: (i) a cash payment of $400,000, of which $150,000 shall be paid to the Executive within 30 days of his commencement of employment with the Company and $250,000 shall be paid on or before March 15, 2008, provided that in each case the Executive is employed by the Company in good standing as of such payment dates or has been terminated by the Company without “Cause” (as defined herein) prior to March 15, 2008 (collectively, the “Cash Signing Bonus”). If the Executive resigns or his employment is terminated by the Company for “Cause” (as defined below), in each case on or before March 15, 2008, the Executive shall repay to the Company all of the Cash Signing Bonus that he has received as of such date, and the Company may set-off or deduct from any other amounts due the Executive (or property held by the Company or its affiliates) amounts owed by the Executive hereunder.
          (c) ANNUAL BONUS. In respect of each full calendar year (commencing with the 2008 accident year, determined in accordance with generally accepted accident year insurance accounting methodology consistently applied (and verified by the Company’s independent auditors)) during which Executive served as the Company’s President during the entirety of such year (Bonus Year), the Company shall provide Executive with a bonus opportunity of $450,000 (Annual Bonus) determined, awarded, and paid as follows:
          (d) Bonus Computation. The Annual Bonus shall consist of:
                    (A) One-third (1/3) of each Annual Bonus shall be satisfied by the issuance of restricted shares of Class A Stock, as of March 15 of the year following the Bonus Year, with such issuance conditioned on (x) the Executive being actively employed in good standing by the Company as of such date (or if such date is not a business day, the immediately preceding business day) (valued for this purpose at the closing price of the Class A Stock on the last trading day of the relevant Bonus Year as reported in the Wall Street Journal) and (y) the achievement by the Company for such Bonus Year (in whole or in part, as the case may be) of accident year targets and other measures of performance as recommended by the Chairman of UAI, Ltd. and as approved by the Board. Such restricted shares shall vest and become transferable on each of the first four (4) anniversaries of the issuance thereof, provided that vesting of such shares shall cease at such time as (1) Executive resigns from the Company, (2) Executive is terminated by the Company for Cause, or (3) Executive does not comply with the restrictive covenants and obligations set forth in Section (7) herein, along with his obligations, if applicable, under any release which he is required to provide in favor of the Company and those under any separation agreement to which he is party with the Company and/or its Affiliates (collectively, the “Post-Termination Obligations”). (The terms of the Restricted Shares shall be otherwise subject to the UAI Ltd. form of “Restricted Share Agreement” attached hereto). With respect to the grant and vesting of the bonus restricted shares or the payment of the cash portion of the bonus as provided for below, the Board’s good faith determination as to the satisfaction of any accident year targets and/or targets performance measures shall be final and binding.
                    (B) Two-thirds (2/3) in the form of a cash payment, to be paid to the Executive on or before March 15 following the applicable Bonus Year, subject to the achievement by the Company for such Bonus Year of accident year targets and other performance measures as recommended by the Chairman of UAI, Ltd. and as approved by the Board, provided that the Executive is employed in good standing as of such payment date.
                    (C) If the Executive remains employed in good standing through the expiration of the Employment Term and is otherwise in compliance with the terms of this Agreement, he may, upon thirty (30) days’ prior written notice to the Company prior to the expiration of the Employment Term, elect to accelerate the vesting of any then unvested restricted shares previously granted pursuant to this Section 4(d) (“End of Employment Term Acceleration Notice”), in which case he shall remain subject to the previsions of Section (7) hereof (as provided for therein) with respect to such End of Employment Term Acceleration Notice.
               (e) EQUITY INCENTIVE AWARDS. Provided that the Executive is actively employed in good standing by the Company at the time of the next meeting of the Board, the CEO shall recommend to the Board that the Executive be granted an award of (i) 15,000 shares of restricted Class A Stock of the Company, vesting in one-third equal installments on each anniversary date of the Executive’s commencement of employment, provided that he is employed in good standing as of such date and his employment has not been terminated for any reason, and (ii) 20,000 time vested options on the Company’s Class A Stock, vesting in 25% installments on each anniversary date of the Executive’s commencement of employment, provided that he is employed in good standing as of such date and his employment has not terminated for any reasons. Attached hereto are the forms of Restricted Stock Agreement and Time Vesting Option Agreement and such awards shall be subject to the terms and conditions of the Company’s form of agreement(s). During the Employment Term, the Executive may be eligible to receive additional equity incentive awards in UAI, Ltd. as determined by the Board in its sole discretion. Such equity incentive awards shall be subject to any exercise, vesting or other restrictions imposed on such restricted stock awards by the Board in its discretion.
               (f) CHANGE OF CONTROL. Upon a change of control of UAI, Ltd. as defined in the Annex attached hereto, all unvested restricted shares and unvested options held by the Executive shall accelerate and vest in full (and thereafter become exercisable).

     5. FRINGE BENEFITS, VACATION TIME, EXPENSES, AND PERQUISITES.
          (a) EMPLOYEE BENEFIT PLANS. The Executive shall be entitled to participate in or receive benefits under all corporate employment benefit plans, including, but not limited to, any pension plan, savings plan, medical or health-and-accident plan or arrangement generally made available by the Company to similarly situated executives as a group, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
          (b) The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays, sick days and personal days given by the Company to its senior executive officers.
          (c) During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company from time to time) in performing services hereunder, provided that the Executive properly accounts, therefore, in accordance with Company policy.
     6. PROTECTION OF COMPANY INFORMATION. During the period of his employment, or at any later time following the termination of his employment for any reason, the Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not, without the written consent of the Board, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, or use for any purpose other than to perform his duties hereunder, any “Confidential Information” of the Company or any of its Affiliates obtained by him while in the employ of the Company. The Confidential Information protected by this provision shall include all computer software and files, policy expirations, telephone lists, customer lists, prospect lists, marketing information, information regarding managing general agents, pricing policies, contract forms, customer information, copyrights and patents, the identity of Company and Affiliate employees, Company and Affiliate books, records, files, financial information, business practices, policies and procedures, underwriting policies and practices of the Company and of any Affiliate of the Company, information about all services and products of the Company and its Affiliates, names of users or purchasers of the products or services of the Company or its affiliates, methods of promotion and sale and all information which constitutes trade secrets under the law of any state in which the Company or any of its Affiliates does business. No information shall be treated as Confidential Information if it is generally available public knowledge at the time of disclosure or use by Executive, provided that information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to the Company and/or its Affiliates for which there is no adequate remedy at law and the Company and its Affiliates shall, in addition to any other remedies available to them, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof and shall be entitled to recover its attorneys’ fees and costs incurred in connection with seeking such relief or otherwise as a result of a breach by the Executive of the terms of this section. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company, in writing, of any such requirement so that the Company or the appropriate affiliate may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its affiliates, as applicable. The Executive shall execute and deliver the Company’s standard “work for hire” agreement regarding ownership by the Company of all rights in its confidential and business materials.
     7. RESTRICTIVE COVENANTS.
          (a) NON-COMPETITION AGREEMENT. The Executive acknowledges and agrees that the insurance business and operations of the Company and its Affiliates are national in scope, and that the Company and its Affiliates operates in multiple locations and business segments in the course of conducting its business. In consideration of this Agreement, the Executive covenants and agrees that during his employment with the Company, and for a period of twelve (12) months following the termination of such employment for any reason, the Executive shall not (i) engage, whether as owner, manager, operator, agent, employee, consultant or otherwise, directly or indirectly, in any insurance related business competitive with the business of the Company or its Affiliates (including, without limitation, any insurance business that is comprised of similar lines of products or coverage or that derives revenues or premiums from similar marketing or production techniques or through the use of a Producer or Producers, ((as defined below)) (or any reinsurance business providing services to the foregoing) (a “Competitive Business”), (ii) engage, whether as an owner, manager, operator, agent, employee, consultant or otherwise, directly or indirectly, in any insurance related business with a Producer or Producers (as defined below) of the Company or its Affiliates, or (iii) use any information obtained in the course of the Executive’s employment by the Company for the purpose of notifying individuals of the Executive’s willingness to provide services after such termination in competition with the Company or in breach of this Agreement. Ownership of less than 5% of the securities of any publicly traded company will not violate this Section 7(a). “Producer” or “Producers” shall mean managing general agents, wholesale general agents, and other producers or wholesale distributors, retail distributors, or other distributors of property and casualty insurance business underwritten by the Company. Notwithstanding the foregoing, if the Executive satisfies the conditions with respect to the delivery of an End of Employment Term Acceleration Notice, and delivers such notice, the Executive shall remain subject to the foregoing provisions of this Section 7(a) for a period of six (6) months following the expiration of the Employment Term.

In the event that this paragraph or paragraph (c ) below shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, or as a result of the scope of any prohibition or restriction on post-termination activity being too broad, it shall be in full force and in effect as to that period of time or geographical area or scope of post-termination activity determined to be reasonable by the court. To the extent the Executive violates the provisions of this paragraph and paragraph (c) below the duration of such violations shall not reduce or be applied against the twelve (12) month post-termination periods set forth therein.
          (b) RETURN OF MATERIALS. Upon termination of employment with the Company, the Executive shall promptly deliver to the Company all Company or Affiliate property of any kind, including but not limited to: all electronic or paper documents (including correspondence, manuals, letters, notes, binders, files, reports and notebooks), computers and other electronic devices, mobile telephones, computer disks and drives, software, reports and any other document or tangible item that contains or reflects Confidential Information as defined in Section 6 of this Agreement.
          (c) NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. Should the Executive’s employment with the Company be terminated for any reason , for a period of twelve (12) months following such termination the Executive shall not: (i) contact, recruit, employ, entice, induce or solicit, directly or indirectly, any employee, officer, director, agent, consultant or independent contractor employed by or performing services for the Company or any of its Affiliates to leave the employ of or terminate services to the Company or such Affiliate, including, without limitation, for the purpose of working with the Executive, with the entity with which the Executive has affiliated (as an employee, consultant, officer, director, stockholder or otherwise), or with any other entity; (ii) directly or indirectly, transact or otherwise engage in insurance-related business with, or seek, either in his individual capacity or on behalf of any other entity, whether directly or indirectly, to solicit, communicate with or contact or advise, or transact or otherwise engage in (or provide services with respect to) any insurance-related business with or otherwise solicit for competitive purposes (x) any party who is or was a customer of the Company or any of its Affiliates during Executive’s employment by the Company or at any time during the said twelve (12) month period, or (y) any party who was identified as a prospective customer of the Company or any of its Affiliates during Executive’s employment by the Company; or (iii) directly or indirectly engage in or participate in any effort or act to induce any customer of the Company or any of its Affiliates to take any action which might be disadvantageous to the Company or its Affiliates. For purposes of this Agreement, “customer” shall include, without limitation, any policyholder, managing general agent, wholesale general agent, broker, Producer or re-insurer with whom the Company or its Affiliates has transacted business. Notwithstanding the foregoing, if the Executive satisfies the conditions with respect to the delivery of an End of Employment Term Acceleration Notice, and delivers such notice, the Executive shall remain subject to the foregoing provisions of this Section 7(c) for a period of six (6) months following the expiration of the Employment Term.
          (d) WORK FOR HIRE: All original works of authorship which have been or are made by Executive within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works for hire” and the Company or its designee shall own all rights therein.

          (e) ASSIGNMENT OF INVENTION: Executive shall disclose promptly in writing to the Company, all inventions, including discoveries, concepts and ideas, patentable or not, hereafter made or conceived solely or jointly by Executive during employment with the Company (or its Affiliates), or within six months after the termination of Executive’s employment, if based on or related to proprietary information of the Company or its Affiliates known by Executive, provided such invention, discovery, concepts and ideas relate in some manner to the business or activities of the Company. Executive agrees that in connection with any invention covered by this paragraph, Executive shall, on request of the Company, promptly execute a specific assignment of title to the Company or its Affiliates and do anything else reasonably necessary to enable the Company or its Affiliates to secure a patent therefore in the United States and foreign countries.
          (f) COOPERATION: Executive agrees to be available to the Company from time to time to answer questions or provide information relating to Company matters that he worked on during his employment at the Company or its Affiliates for a period of six (6) months following his termination of employment for any reason (the “Cooperation Period”). The Company shall make reasonable efforts to minimize any burden placed on Executive during the Cooperation Period and shall not unreasonably interfere in Executive’s obligations to any subsequent employer. In the event that Executive would reasonably be required to incur any cost or expense to communicate with the Company or travel to any location requested by the Company, the Company shall advance any such travel or other costs reasonably incurred by Executive to comply with and perform his obligations during the Cooperation Period.
          The Executive agrees that any breach of the restrictions set forth in Sections 6 and 7 will result in irreparable injury to the Company for which it shall have no adequate remedy in law and the Company shall, in addition to any other remedy available to it and in lieu of Section 14 hereof, be entitled to injunctive relief and specific performance in an action in a court of competent jurisdiction, as well as all attorney fees and costs incurred as a result of any breach by the Executive of the provisions hereof. In addition to its other remedies, the Company shall be entitled to reimbursement from the Executive and/or the Executive’s employer of costs incurred in securing a qualified replacement as a result of any breach by the Executive of this Section.
          (g) NO FURTHER COMPANY OBLIGATIONS: In the event Executive breaches any of his covenants in Sections 6 and 7, and in addition to any other remedies available to the Company and its Affiliates, the Company and its Affiliates shall be released from any obligation to make payments under Section 9 of this Agreement and (to the extent permitted by applicable law) to provide benefits or make payments under all employee benefit plans in which Executive participates, and the Company shall be entitled to reimbursement from the Executive of severance payments made to the Executive by the Company following termination of employment with the Company.
          (h) REASONABLENESS OF PROVISIONS: The Executive acknowledges and agrees that the terms of this Section 7: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on the Executive; and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages and shall be entitled to recover its attorneys’ fees and costs incurred in doing so.
     8. TERMINATION.
          (a) The Executive’s employment hereunder shall terminate upon his death, retirement, resignation, or the expiration of this Agreement. Upon the Executive’s death, any sums then due him shall be paid to the executor, administrator or other personal representative of the Executive’s estate.
          (b) If the Executive becomes disabled (as certified by a licensed physician selected by the Company) and is unable to perform or complete his duties under this Agreement for a period of 180 consecutive days or 180 days within any twelve-month period, the Company shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Such termination shall be without prejudice to any right the Executive has under the disability insurance program maintained by the Company.
          (c) The Company may terminate the Executive’s employment hereunder for Cause. For the purposes of this agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the Executive substantially failing to perform his material duties hereunder after notice from the Company and failure to cure such violation within 10 days of said notice (to the extent the Board reasonably determines such failure to perform is curable and subject to notice) or violating any material Company policies, including, without limitation, the Company’s corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all Company employees or senior executives, (ii) the engaging by the Executive in any malfeasance, fraud, dishonesty or gross misconduct adverse to the interests of the Company or its affiliates, (iii) the material violation by the Executive of any of the provisions of Sections 3, 6 or 7 hereof or other provisions of this Agreement, (iv) a breach by the Executive of any representation or warranty contained herein, (v) the Board’s determination that the Executive has exhibited incompetence or gross negligence in the performance of his duties hereunder, (vi) receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Company requiring termination or removal of the Executive, or (vii) the Executive being charged with a felony or other crime involving moral turpitude.
          (d) The Company may choose to terminate the Executive’s employment at any time without Cause or reason.
          (e) The Executive may resign upon ninety (90) days’ advance written notice to the Company and upon such notice the Company may in its discretion elect to terminate the Executive at any time, without any payment obligations for the remainder of the ninety (90) day notice period.

     9. PAYMENTS UPON TERMINATION.
          (a) If the Executive’s employment shall be terminated because of death, disability, Executive’s resignation other than pursuant to Section 9(b)(ii) below, or for Cause, the Company shall pay the Executive (or his executor, administrator or other personal representative, as applicable) his full Annual Direct Salary through the date of termination of employment at the rate in effect at the time of termination and the Company shall have no further obligations to the Executive under this Agreement (and the Executive shall not be entitled to payment of any unpaid bonus or incentive award).

(b)	(i)	If the Executive’s employment is terminated by the Company without Cause; or

	(ii)	If the Executive terminates his employment within ten (10) business days following: (I) a written notice from the Company that its principal executive offices are being relocated more than 90 miles from their current location or that the Executive’s principal place of employment is transferred to an office location more than 90 miles from his then current place of employment (unless in either case the effect of such relocation results in the Executive’s principal place of employment being less than forty (40) miles from his principal residence), and (II) the failure of the Company to offer the Executive a reasonable relocation package to cover direct out-of-pocket losses (if any) on the sale of the Executive’s primary residence, and temporary living expenses and moving costs, then the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then Annual Direct Salary determined on a monthly basis and multiplied by twelve (12), with such amount payable in twelve (12) equal monthly installments. The Company shall also maintain in full force and effect, for the continued benefit of the Executive for twelve (12) months, any medical or health-and-accident plan or arrangement of the Company in which the Executive is a participant at the time of such termination of employment; provided that the Executive shall remain responsible for continuing to pay his share of the costs of such coverage; provided further that the Company shall not be under any duty to maintain such coverage if the Executive becomes eligible for coverage under any other employer’s insurance and the Executive shall give the Company prompt notice of when such eligibility occurs. No payments or benefits shall be provided hereunder (i) unless and until the Company has first received a signed general release from the Executive in a form acceptable to the Company releasing the Company and Affiliates and any other parties identified by the Company and Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder.
     10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Raymond H. McDowell

If to the Company:	Penn-America Insurance Company
Three Bala Plaza East, Suite 300
Bala Cynwyd, PA 19004
Attn: General Counsel

With copy to:	Fox Paine & Company, LLC
950 Tower Lane, Suite 1150
Foster City, CA 94404
Attn: Saul A. Fox
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     11. SUCCESSORS. This Agreement shall be binding upon the Executive, his heirs, executors or administrator, and the Company, and any successor to or assigns of the Company. This Agreement is not assignable by Executive. This Agreement is assignable by the Company to any Affiliate or to a successor to or purchaser of the Company’s business.
     12. ENFORCEMENT OF SEPARATE PROVISIONS. Should provisions of this Agreement be ruled unenforceable for any reasons, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     13. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without consent of any other person and, so long as the Executive lives, no person other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     14. ARBITRATION. In the event that any disagreement or dispute whatsoever shall arise between the parities concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorneys’ fees, and there shall be no award of attorney’s fees) and shall split the fee of the arbitrator. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.

     15. COMPLIANCE WITH SECTION 409A AND SECTION 162(m). All bonus and severance payments hereunder are intended to comply with Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent applicable shall be governed by the Company’s incentive award plans and paid in a manner and at such time so as to result in tax deductibility to the Company and otherwise comply with the provisions of Section 409A.
     16. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     17. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company and this Agreement contains all the covenants and agreements between the parties with respect to the Executive’s employment.
     18. ACKNOWLEDGEMENT. Executive acknowledges that he has carefully read and fully understands this Agreement and that the Company has provided him sufficient time to discuss such Agreement with an attorney.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	Penn-America Insurance Company

/s/ Richard S. March	By: /s/ Larry A. Frakes

WITNESS:

/s/ Deborah McDowell	/s/ Raymond H. McDowell Raymond H. McDowell

RESTRICTED SHARE AGREEMENT
     THIS AGREEMENT, made as of the ___day of ___, 200___(the “Grant Date”), by and between United America Indemnity, Ltd., a Cayman Islands exempted company with limited liability whose office is located c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”), and Raymond H. McDowell (the “Participant”), with an address of 7 Splitrail Lane, Medford, New Jersey.
     1. Grant of Shares. Subject to the restrictions, terms and conditions of the United America Indemnity, Ltd. Share Incentive Plan (the “Plan”), this Agreement and the Employment Agreement of August 9, 2007, by and between Penn-America Insurance Company and the Participant (the “Employment Agreement”), the Company hereby awards to the Participant 15,000 shares of the Company’s validly issued Class A Stock, par value $.0001 per share (“Common Shares” or the “Plan Shares”). To the extent required by law, the Participant shall pay the Company the par value ($.0001) for each Share awarded to the Participant simultaneously with the execution of this Agreement. Pursuant to Section 2 hereof, the Plan Shares are subject to certain restrictions, which restrictions relate to the passage of time as an employee of the Company and/or its Affiliates. While such restrictions are in effect (such period, the “Restricted Period”), the Plan Shares subject to such restrictions shall be referred to herein as “Restricted Shares.”
     2. Restrictions on Transfer. The Participant shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Plan Shares, except as set forth in the Plan, this Agreement or the Employment Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Plan Shares in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.
     3. Restricted Shares.
          3.1 Retention of Certificates. Promptly after the date of this Agreement, the Company shall issue share certificates representing the Restricted Shares unless it elects to recognize such ownership through book entry by the transfer agent. The share certificates shall be registered in the Participant’s name and shall bear any legend required under the Plan. Such share certificates shall be held in custody by the Company (or its designated agent) until the restrictions thereon shall have lapsed. Upon the Company’s request, the Participant shall deliver to the Company a duly signed share power, endorsed in blank, relating to the Restricted Shares. In the event the Participant receives a share dividend on the Restricted Shares or the Plan Shares of Restricted Shares are split or the Participant receives any other shares, securities, moneys or property representing a dividend on the Restricted Shares (other than regular cash dividends on and after the date of this Agreement) or representing a distribution or return of capital upon or in respect of the Restricted Shares or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Shares, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Participant in respect of the Restricted Shares (collectively “RS Property”), the Participant will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by share powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including that of this Section 3.1, as the Restricted Shares with regard to which they are issued and shall herein be encompassed within the term “Restricted Shares.”
          3.2 Rights with Regard to Restricted Shares. The Participant will have the right to vote the Restricted Shares, to receive and retain all regular cash dividends payable to holders of Plan Shares of record on and after the transfer of the Restricted Shares (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Shares), and to exercise all other rights, powers and privileges of a holder of Common Shares with respect to the Restricted Shares set forth in the Plan, with the exceptions that: (i) the Participant will not be entitled to delivery of the share certificate or certificates representing the Restricted Shares until the Restricted Period shall have expired; (ii) the Company (or its designated agent) will retain custody of the share certificate or certificates representing the Restricted Shares and the other RS Property during the Restricted Period; (iii) no RS Property shall bear interest or be segregated in separate accounts during the Restricted Period; and (iv) the Participant may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares during the Restricted Period, except as set forth in the Plan, this Agreement or the Employment Agreement.
          3.3 Vesting. The Restricted Shares shall become vested and cease to be Restricted Shares in installments as follows, provided that the Participant is continuously employed by the Company or any of its Affiliates from the Grant Date until the applicable Vesting Date (as specified below), unless provided otherwise in the Employment Agreement:

Percent of Total
Grant Vested	Shares Vested	Vesting Date
33 1/3%	5,000	September 4, 2008

33 1/3%	5,000	September 4, 2009

33 1/3%	5,000	September 4, 2010
Notwithstanding the foregoing, upon consummation of a Change of Control (as defined in the Employment Agreement), if the Participant is then employed by the Company or any of its Affiliates in good standing and has not given notice of resignation, all unvested Restricted Shares shall vest.
          3.4 Forfeiture. The Participant shall forfeit to the Company, without compensation, other than repayment of the par value paid for such Plan Shares, any and all unvested Restricted Shares (but no vested portion of the Plan Shares) and RS Property upon the Participant’s Termination with the Company and its Affiliates for any reason.
          3.5 Section 83(b). If the Participant properly elects (as required by Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) within thirty (30) days after the issuance of the Restricted Shares to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Plan Shares of Restricted Shares, the

Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Shares. If the Participant shall fail to make such payment, or otherwise make arrangements satisfactory to the Company to pay to the Company, upon election, any federal state or local taxes required to be withheld, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares. The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if he or she elects to utilize such election.
          3.6 Delivery Delay. The delivery of any certificate representing the Restricted Shares or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Plan Shares shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.
          3.7 Withholding. Participant acknowledges that the Restricted Shares is subject to applicable withholding as described in Section 10(e) of the Plan.
     4. Not an Employment Agreement. The issuance of the Plan Shares hereunder does not constitute an agreement by the Company to continue to employ the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Shares is outstanding.
     5. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the Company’s rights and obligations with respect to the Restricted Shares and RS Property under the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes thereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Shares and RS Property provided for herein, and the Participant hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.
     6. Miscellaneous.
          6.1 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
          6.2 Notwithstanding those powers granted the Company pursuant to Section 5 hereof, no modification or waiver of any of the provisions of this Agreement shall be effective unless agreed upon, reflected in writing and signed by the parties to this Agreement.

          6.3 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
          6.4 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
          6.5 The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
          6.6 All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the General Counsel of the Company.
          6.7 This Agreement and the award hereunder are subject to all the restrictions, terms and provisions of the Plan which are incorporated herein by reference. In the event of an inconsistency between any provision of the Plan and this Agreement, the terms of the Plan shall control. The capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. The Participant and the Company each acknowledges that this Agreement (together with the Plan and the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof; provided, however, that the Employment Agreement shall control in the event of any conflict between the Employment Agreement and this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNITED AMERICA INDEMNITY, LTD.

By:	By:
Title:		Raymond H. McDowell

TIME VESTING SHARE OPTION AGREEMENT
     TIME VESTING SHARE OPTION AGREEMENT (“Agreement”) dated as of the___day of___, 200___(the “Grant Date”), by and between United America Indemnity, Ltd., a Cayman Islands exempted company with limited liability whose office is located c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”), and Raymond H. McDowell (the “Participant”).
     WHEREAS, pursuant to the United America Indemnity, Ltd. Share Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has decided to award share options on the terms and conditions set forth in this Agreement.
     WHEREAS, these Options are granted to the Participant in accordance with the Employment Agreement of August 9, 2007, by and between Penn-America Insurance Company and the Participant (the “Employment Agreement”).
     NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
1. Definitions.
     As used in this Agreement, the following terms shall have the meanings ascribed to them below. Any capitalized term used in this Agreement and not defined herein shall have the meaning ascribed to it in the Plan.
     “Acquisition” shall have the meaning set forth in Section 6.3.
     “Change of Control” shall have the meaning set forth in the Employment Agreement.
     “Class A Common Shares” shall mean the Class A Common Shares, par value $0.0001 per share, of the Company, subject to adjustment pursuant to the third paragraph of Section 3 of the Plan under certain circumstances.
     “Exercise Price” shall have the meaning set forth in Section 2.2, subject to adjustment pursuant to the third paragraph of Section 3 of the Plan.
     “Grant Date” shall have the meaning set forth in Section 2.1.
     “Options” shall have the meaning set forth in Section 2.1.
     In addition, certain other terms used herein have definitions otherwise ascribed to them herein.

     2. Grant and Terms of Options.
     2.1 Grant of Options. The Company hereby grants to the Participant as of the Grant Date 20,000 Nonqualified Stock Options (the “Options” or “Time Vesting Options”) to purchase one Class A Common Share per Option on the terms and conditions set forth below, and in reliance upon the representations and covenants of the Participant set forth below. Unless sooner exercised or cancelled as provided for in the Plan or this Agreement, the Options shall expire on the tenth anniversary of the date of this Agreement.
     2.2 Exercise Price. The Exercise Price of the Options is $  per Class A Common Share subject thereto.
     2.3 Vesting and Exercisability.
          (a) Subject to the terms and conditions herein, the Options shall vest and become exercisable according to the following schedule:

Percent of Total
Time Vesting
Option Grant	Time Vesting
Vested	Options Vested	Vesting Date
25%	5,000	First Anniversary of Grant Date

25%	5,000	Second Anniversary of Grant Date

25%	5,000	Third Anniversary of Grant Date

25%	5,000	Fourth Anniversary of Grant Date
     Options that are exercisable may be exercised by the Participant only in accordance with the terms of the Plan, this Agreement and the Employment Agreement, subject to the termination, expiration, cancellation, lapsing and other provisions contained in each such document.
          (b) Notwithstanding anything to the contrary in Section 2.3(a) if the Participant is employed by the Company or any of its Affiliates and in good standing at the time of a Change in Control, the Options (or a portion thereof) shall accelerate so as to vest and become exercisable in accordance with the terms of the Employment Agreement, if so provided under the Employment Agreement.
3. Expiration and Cancellation.
          3.1 Termination of Employment. Upon termination of Employment for any reason (including Cause) (but other than as provided for herein), vesting ceases, the term of unvested Options lapses and such unvested Options will expire immediately. If the Participant’s Employment terminates for Cause, vested Options will also expire immediately. If the

Participant’s Employment terminates for any reason other than for Cause (including as a result of the Participant’s resignation), the Options shall expire on the earlier of the following occasions:
               (i) the expiration date determined pursuant to Section 2.1; or
               (ii) the date 90 days after the termination of the Participant’s Employment.
          The Participant may exercise all or part of the Options at any time before its expiration under this Section 3.1, but only to the extent that the Options have vested and become exercisable before the Participant’s employment terminated. In the event that the Participant dies after termination of Employment, but before the expiration of the Options, all of the Options may be exercised (prior to expiration) by the executors or administrators of the Participant’s estate by any person who has acquired the Options directly from the Participant by beneficiary designation, bequest or inheritance, but only to the extent that the Options have vested and become exercisable before the Participant’s Employment terminated.
          3.2 Cancellation. In the event the Participant (i) violates any covenant provided in the Employment Agreement or (ii) is terminated for Cause (as defined subclauses (ii) and (vii) of the “Cause” clause of the Employment Agreement) (a “Forfeiture Event”), all Options will be cancelled, Class A Common Shares acquired upon the previous exercise of any Options (“Option Shares”) will be subject to repurchase by the Company at the lower of the Exercise Price or fair market value, and the Company shall be entitled to repayment by the Participant of any Award Gain (as defined below) realized as a result of any exercise of any Options or any sale of Option Shares. If the Participant resigns from employment with the Company or any of its Affiliates, and if the Company or one of its Affiliates later determines that, while still employed, he had committed acts that justified termination for Cause (as defined sub-clauses (ii) and (vii) of the “Cause” clause of the Employment Agreement), then these cancellation and repurchase rights shall apply.
          (a) Company Repurchase of Shares. Payment with respect to any repurchase of Option Shares by the Company from the Participant shall take the form of a three-year note from the Company or its designee, accruing interest at the lowest then applicable rate mandated by U.S. law, with the principal and interest due on the third anniversary of the date of purchase (or such later date as may be necessary to permit the Company or its designee to comply with any applicable borrowing covenants affecting its payment obligations), and shall be reduced to reflect any outstanding liabilities of the Participant to the Company or its Affiliates. The Participant promptly shall take all appropriate and necessary action to facilitate the Company’s purchase of such equity, including the prompt delivery to the Company (or its designee) of all share certificates or other documents that the Company may request.

     (b) Recovery of Award Gain.
     1. The term “Award Gain” shall mean (I) in respect of a given options exercise, the product of (X) the Fair Market Value per Option Share at the date of such exercise (without regard to any subsequent change in the market price of such Option Share) minus the Exercise Price times (Y) the number of Option Shares as to which the Options were exercised at that date, and (II) in respect of any sale of Option Shares, the value of any cash or the fair market value of the Option Shares or property paid or payable to the Participant less any cash or the fair market value of any Option Shares or property (other than Option Shares or Options which would have been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company (or its designee) as a condition or in connection with the acquisition of such Option Shares or amount otherwise included in subclause (I) above.
     2. The Participant will be obligated to repay to the Company (or its designee), in cash, within ten (10) business days after demand is made therefore, by the Company (or its designee), the total amount of Award Gain realized by the Participant (I) upon each exercise of the Options that occurred on or after (A) the date that is six (6) months prior to the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six (6) months prior to the date that the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed, or (II) upon any sale, transfer or other disposition of the Option Shares.
     (c) Should the Company and/or its Affiliates be required to seek judicial relief to compel the Participant to comply with the provisions of Section 3.2, the Company and/or its Affiliates shall be entitled to recover their attorneys’ fees and costs incurred in doing so from the Participant.
4. Transferability of Plan Shares and Options.
     The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Options, except as hereinafter provided in Section 6.1 and in accordance with the Articles of Association of the Company.
5. Participant’s Representations, Warranties and Agreements.
     In connection with the exercise of any Options, the Participant shall make to the Company, in writing, such representations, warranties and agreements in connection with such exercise and investment in Class A Common Shares as the Committee shall reasonably request.

6. Successors.
          6.1 This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be transferable by the Participant otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order (as defined in the Code) or (iii) pursuant to a gift to the Participant’s spouse, children, grandchildren or other living descendants, whether directly or indirectly or by means of a trust, partnership, limited liability company or otherwise. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
          6.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          6.3 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, scheme of arrangement or otherwise (an “Acquisition”)) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place (or by substituting for such Options new options, based upon the shares of such successor, having an aggregate spread between the Fair Market Value of the underlying shares and the Exercise Price thereof, and the same term, immediately after such substitution, equal to the spread on, and the term of, such Options immediately before such substitution but in any case subject to the same terms and conditions, including those applicable to vesting and exercise, as may otherwise be applicable to the Options granted by the Company), and the Participant hereby agrees to such assumption (or substitution); provided, however, that the Company or such successor may, at its option, at the time of or promptly after such Acquisition, terminate all of its obligations hereunder with respect to the Options by paying to the Participant or the Participant’s successors or assigns an amount equal to the product of (i) the number of Options and (ii) the Fair Market Value per share of the shares underlying such Options at the time of such Acquisition less the amount of such Options’ Exercise Price (but not in excess of such Fair Market Value per share), in either case, in exchange for the Participant’s Options. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
7. Miscellaneous.
          7.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          7.2 Plan Shares may bear legends to the extent the Committee or the Board determines it to be necessary or appropriate.
          7.3 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed if to the Participant, at the address set forth on the signature page hereto, and if to the Company: United America Indemnity, Ltd., c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, Attention: General Counsel, or to such other addresses as either party furnishes to the other in writing in accordance with this Section 7.3. Notices and communications shall be effective when actually received by the addressee.
          7.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          7.5 No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, foreign or other income tax purposes with respect to any Options, the Participant shall pay to the Company, or if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local, foreign or other taxes of any kind required by law to be withheld with respect to such amount. If approved by the Committee, withholding obligations may be settled with Class A Common Shares, including Class A Common Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Class A Common Shares.
          7.6 The Participant’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
          7.7 The Options are granted pursuant to the Plan which is incorporated herein by reference and the Options shall, except as otherwise expressly provided herein, be governed by the terms thereof. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Participant and the Company each acknowledges that this Agreement (together with the Plan and the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof; provided, however, that the Employment Agreement shall control in the event of any conflict between the Employment Agreement and this Agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNITED AMERICA INDEMNITY, LTD.

By:	By:
Title:		Raymond H. McDowell
7 Splitrail Lane
Medford, NJ 08055

CHANGE IN CONTROL
For purposes of this Agreement:
          (a) “Change of Control” shall mean (i) the acquisition of all or substantially all of the assets of UAI, Ltd. by an Unaffiliated Person, (ii) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving UAI, Ltd. after which the resulting entity is controlled by an Unaffiliated Person, or (iii) the acquisition by an Unaffiliated Person of sufficient voting shares of UAI, Ltd. to cause the election of a majority of UAI, Ltd.’s Directors.
          (b) “Unaffiliated Person shall mean a “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as such term is used in Section 13(d)(3) and 14(d)(2) of such Act) or a group of “persons” which is not an Affiliate of Fox Paine & Company, LLC (“Fox Paine”), the members thereof, or Fox Paine Capital Fund II, L.P.

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